 Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:
GREGORY K. CLEVELAND
TELEPHONE: (602) 852-3526

TRACY SCOTT
TELEPHONE: (701) 250-3040

TIMOTHY J. FRANZ
TELEPHONE: (612) 305-2213

WEBSITE: www.bnccorp.com

BNCCORP COMPLETES THE SALE OF ITS
INSURANCE AGENCY BUSINESS FOR $37.250 MILLION

BISMARCK, ND, June 1, 2007 – BNCCORP, Inc. (Nasdaq: BNCC) today announced that it has completed the previously announced sale of substantially all of the assets of its insurance agency operation, BNC Insurance Services, Inc., to a subsidiary of Hub International Limited (NYSE: HBG; TSX: HBG).  The purchase price was $37.250 million in cash.

Gregory K. Cleveland, BNCCORP President and Chief Executive Officer, stated, “We are very pleased to have completed a transaction that clearly demonstrates our commitment to enhancing shareholder value.  The proceeds of the insurance unit sale will substantially increase our Company’s tangible net worth and regulatory capital. These increases will support the continued growth of our banking and wealth management businesses. The added financial resource may also permit investment in other potential areas of opportunity.  In the short term, we are confident in our ability to put our expanded financial resources to work by investing in quality assets that will substantially replace the earnings capacity of the insurance unit.”

At the time of the sale, BNC Insurance operated offices in Arizona, Colorado, Nevada and North Dakota.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking and wealth management services to businesses and consumers in its local markets. The Company operates 21 locations in Arizona, Minnesota and North Dakota through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

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